SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                              DEL WEBB CORPORATION
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

October 31, 2000

Dear Shareholder:

This will be the last letter you receive from me before this Thursday's Annual Meeting. I know the recent "battle of the press releases" has been confusing and distracting, but I want to take one last opportunity to express my passion for delivering to you enhanced shareholder value.

In recent meetings with many of our largest shareholders, one message came through loud and clear, you want MORE FOCUS AND REPRESENTATION AIMED AT INCREASING SHAREHOLDER VALUE. One immediate response to that is our commitment to expand our Board to bring new shareholder perspectives into our boardroom this year. We intend to work with our large shareholders in the selection process, so you can be further assured your interests are represented.

During this, my first year as your CEO, we have staked out a bold and innovative new plan for Del Webb. This strategic plan began to take hold in our first quarter and was evidenced in the company's strong financial performance. What I heard from our shareholders these past weeks is we need to accelerate our plan. We will do just that. Our new plan is one that I believe will improve our financial metrics and thereby shareholder value. It will leverage homebuilding's most recognizable brand to take advantage of more rewarding business models and it will capitalize on our ability to provide new products and services to a target market that, according to census estimates, will increase five-fold in the next 10 years.

Our long-term shareholders are well aware Del Webb is squarely in the path of a tidal wave of 75 million baby boomers. Industry analysts confirm this regularly. Our mission is to use our brand's strength and our leadership position to increase shareholder value. Yet, as we are poised on this threshold, we have some short-term shareholders trying to push us toward hasty decisions.

The Board of Directors takes its responsibility to shareholders very seriously, including the current evaluation of J.F. Shea's interest. Our response to a serious business combination offer made in 1998 should make it clear that we were then and now open to strategic business alternatives. You would expect nothing less from us. With respect to Shea, our financial advisers met today with Shea's advisers and had an informative meeting. More discussions are expected.

It is my solid commitment to you, that I will foster wise and energetic leadership at Del Webb. We believe that the decision to include two long-term shareholders on the Board will provide us with fresh insight. We did not arrive at this opportune moment in time through good fortune. We are here through a combination of decades of knowledge, management commitment and business acumen. It is my sincere hope that you will endorse my leadership toward a new era at Del Webb. I will demonstrate that our plan is well conceived and that it will be aggressively executed. The plan has one purpose: To deliver shareholder value in the short and long term. That's my mission, my passion. I ask you for the opportunity to deliver on those promises.

Please feel free to call me directly to discuss any questions or concerns you have.

Sincerely,

LeRoy C. Hanneman, Jr.
Chief Executive Officer